Exhibit 99.1

Friday, February 2, 2018

Dear Fellow Shareholders,

When the executive team of Farmers National Bank sets forth financial performance goals for your company, we base them on multiple factors, some of which we control – our own actions – and others that we must project, such as economic and industry conditions. However, fundamentally we believe that aiming high is the only way of ensuring we don’t fall short of realizing your company’s substantial potential.

Thus, I am pleased to share with you that despite our significant expectations for 2017, your company has exceeded them – and by certain important measures in record-breaking fashion, including achieving the highest net income in your company’s 131-year-history and record growth in assets. Please take a look with me at some of the measurable achievements of your company in 2017, followed by brief thoughts on how 2018 focuses can become seeds of opportunity for future growth.

Notable Performance

Profitability

Asset growth has directly contributed to improving Farmers’ record financial performance. Specifically, earnings assets, such as loans and investments in securities, help drive interest income. By controlling the Bank’s expenses and managing the risk of our loans and investments, we are able to improve our overall profitability. Our success can be seen in the significant growth we have achieved in net income, which for 2017 was a record $22.7 million and represents a CAGR (compound annual growth rate) of 18% since 2012. In addition, Farmers’ Return on Average Assets has increased from 0.89% in 2012 to 1.09% in 2017, while our Return on Average Equity has increased from 8.42% to 9.92% over this period. Excluding a $1.8 million adjustment of the net deferred tax asset resulting from the Tax Cuts and Jobs Act that became law in December 2017, offset by net acquisition-related adjustments of $48 thousand, the Return on Average Assets and Return on Average Equity would have been 1.19% and 10.82%, respectively.

Trust Company

Farmers Trust Company, with offices in Boardman, Howland, Canton, and Wooster, had another record year in 2017 as client assets under management grew by 8% to over $1.2 billion. Revenues and operating income also hit all-time highs growing by 5% and 14%, respectively. In addition, $1.1 million was generated in net income in 2017; a 32% increase over 2016.

Market Cap

I am extremely proud of these results which have created meaningful value for shareholders. Over the past five years, Farmers’ market cap has increased from $116.6 million at December 31, 2012, to $406.3 million at December 31, 2017. In addition to this 248.5% increase in Farmers’ market cap, shareholders who have owned our stock during this entire period have received $17.5 million in cumulative dividends. Reflecting our strong financial and operating results, and the Board’s confidence in the direction we are headed, Farmers’ current annualized dividend payout is the highest it’s been since 2009.

Asset Size

Since 2012, Farmers’ asset size has increased to a record $2.2 billion, representing a five-year CAGR of 17.3%. This significant expansion is a result of organic growth which has been driven by economic development in our local markets and increased market share, and strategic acquisitions. Our community banking focus and diverse financial services differentiates Farmers from other institutions in our markets. In addition, Farmers has acquired three banking institutions and an insurance agency during this time, which has further increased our assets and allowed the Bank to expand its relationships and offer additional financial services to acquired customers.

As a larger community bank, Farmers has greater flexibility to absorb higher regulatory, compliance, and IT costs, while proactively investing in enhanced products, services, and technologies to serve and protect the financial needs of our customers. Throughout this historic period of expansion, Farmers has been, and will remain, committed to serving its local communities.

The Big Three

During our strategic planning in early fall, our management team and Board of Directors made it a priority to test and validate our three-year strategic plan. We confirmed that we will remain a company that is performance and customer-service driven, acquisitive, and vested in community growth. As we work towards our vision, Farmers will be laser focused on our top initiatives that support our strategy.

Deposits

Farmers has strong capital levels and significant flexibility to support a growing loan portfolio. As a continuing strategy to deploy loan funds into the community, we will engage in an all “hands-on-deck” company-wide deposit gathering effort. All divisions of the bank, including Commercial/Mortgage lending and Wealth Management, will focus on deepening our relationships to drive additional depository opportunities.

Wealth

With new leadership provided by our Chief Wealth Officer Mark Wenick, we will create synergies by deeply integrating all divisions of Wealth Management into one comprehensive and collaborative unit. This effort will be supported by a highly-anticipated branding strategy that will elevate and promote the comprehensive offerings of our robust Wealth Management team.

Branch Portfolio

We will be evaluating the current retail branch footprint to assure that we are well represented in the most optimal growth markets. Additionally, we will continue to invest and enhance our digital channels to provide users with preeminent technology and advanced methods to conduct banking business that is safe and secure.

Past performance is not a guarantee of future results, but there is a reason why the old saying “success breeds success” resonates as true to the experiences of most people in the business and financial community. It is one thing to meet expectations, and another to exceed them. An even higher order is the ability to consistently do so. Exceeding expectations is the goal of your company as we strive to create and sustain value for you, our fellow shareholders.

Very truly yours,

Kevin J. Helmick

President & CEO

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com